Exhibit 10.1

Execution Version

TERMINATION AGREEMENT

This Termination Agreement, dated as of April 15, 2022 (this “Termination Agreement”) is made by and among CHP Merger Corp., a Delaware corporation (“CHP”), Accelerate Merger Sub, Inc., a Delaware corporation (“Merger Sub”), and Integrity Implants Inc., a Delaware corporation (the “Company”) and, solely for the purposes of Section 6 and Sections 10-13 below Joe Swedish, James Olsen, Concord Management Services, LLC (the “NonDisparagement Parties”). Capitalized terms used and not defined herein shall have the meanings ascribed to them in the BCA (as defined below). CHP, Merger Sub and the Company are collectively referred to as the “Parties” and each as a “Party”.

WHEREAS, CHP, Merger Sub and the Company are parties to that certain Business Combination Agreement, dated as of November 14, 2021 and amended as of November 30, 2021 and December 23, 2021 (as so amended, the “BCA”); and

WHEREAS, the Parties wish to mutually terminate the BCA in accordance with the provisions thereof.

NOW, THEREFORE, for good and valuable consideration, the receipt of which is hereby acknowledged, the Parties hereby agree as follows:

1.	The BCA is hereby terminated, effective immediately, pursuant to Section 8.1(a) of the BCA.

2.	The effect of the termination of the BCA shall be as set forth in Section 8.2 of the BCA.

3.

CHP and Merger Sub, for themselves, and on behalf of each of their respective present and former affiliates, equity holders, partners, joint venturers, lenders, administrators, representatives, shareholders, parents, subsidiaries, officers, directors, attorneys, agents, employees, legatees, devisees, executors, trustees, beneficiaries, insurers, predecessors, successors, heirs and assigns (each a “Related Party”), do hereby, and to the extent required undertake to cause each of their Related Parties to, absolutely, forever, fully and mutually release and discharge the Company and its affiliates and each of their respective present and former direct and indirect equity holders, directors, officers, employees, predecessors, partners, shareholders, joint venturers, administrators, representatives, affiliates, attorneys, agents, brokers, insurers, parent entities, subsidiary entities, successors, heirs, and assigns, and each of them, from all claims, contentions, rights, debts, liabilities, demands, accounts, reckonings, obligations, duties, promises, costs, expenses (including, without limitation, attorneys’ fees and costs), liens, indemnification rights, damages, losses, actions, and causes of action, of any kind whatsoever, whether due or owing in the past, present or future and whether based upon contract, tort, statute or any other legal or equitable theory of recovery, and whether known or unknown, suspected or unsuspected, asserted or unasserted, fixed or contingent, matured or unmatured, in each case with respect to, pertaining to, based on, arising out of, resulting from, or relating to the BCA, the Ancillary Documents and the transactions contemplated by the BCA, any Ancillary Documents and any actions or omissions related thereto (the “CHP Released Claims”). For avoidance of doubt, the CHP Released Claims include any Liability specified pursuant to Section 8.2 of the BCA to survive termination of the BCA.

4.

The Company, for itself, and on behalf of each of its Related Parties, do hereby, and to the extent required undertake to cause each of its Related Parties to, absolutely, forever, fully and mutually release and discharge CHP and Merger Sub and their affiliates and each of their respective present and former direct and indirect equity holders, directors, officers, employees, predecessors, partners, shareholders, joint venturers, administrators, representatives, affiliates, attorneys, agents, brokers, insurers, parent entities, subsidiary entities, successors, heirs, and assigns, and each of them, from

Execution Version

all claims, contentions, rights, debts, liabilities, demands, accounts, reckonings, obligations, duties, promises, costs, expenses (including, without limitation, attorneys’ fees and costs), liens, indemnification rights, damages, losses, actions, and causes of action, of any kind whatsoever, whether due or owing in the past, present or future and whether based upon contract, tort, statute or any other legal or equitable theory of recovery, and whether known or unknown, suspected or unsuspected, asserted or unasserted, fixed or contingent, matured or unmatured, in each case with respect to, pertaining to, based on, arising out of, resulting from, or relating to the BCA, the Ancillary Documents and the transactions contemplated by the BCA, any Ancillary Documents and any actions or omissions related thereto (the “Company Released Claims” and together with the CHP Released Claims, the “Released Claims”). For avoidance of doubt, the Company Released Claims include any Liability specified pursuant to Section 8.2 of the BCA to survive termination of the BCA.

5.

Notwithstanding anything contained in this Termination Agreement to the contrary, (i) it is the express intention of the Parties that the Released Claims released pursuant to Sections 3 and 4 of this Termination Agreement do not include claims, if any, based upon a breach of this Termination Agreement, and, (ii) only in the event each Termination Fee becomes due and payable pursuant to Section 9 of this Termination Agreement, if the Company does not pay any such Termination Fee within the time period specified in Section 9 of this Termination Agreement, the releases of CHP and Merger Sub set forth in Section 3 of this Termination Agreement shall be null and void; provided, however, that such release and waivers shall be reinstated and effective ab initio, upon the payment of such Termination Fee.

6.

Each Party, and each of the NonDisparagement Parties, hereby agrees not to (a) make, publish or communicate to any person or in any public or private forum or through any medium, any disparaging, damaging or demeaning statements about the other Parties or their respective affiliates, or any of their respective officers, directors, employees, or agents, or (b) otherwise engage, directly or indirectly, in any communications with any person that would be reasonably likely to be disparaging to the other Parties or their respective affiliates, or any of their respective officers, directors, employees, or agents that may damage the reputation or goodwill of the other Parties or their respective affiliates, or that may place the other Parties or their respective affiliates, or any of their respective officers, directors, employees, or agents in any false or negative light. Each Party hereby represents to the other Parties that it, and any of its respective present and former affiliates, officers, directors and employees, and each NonDisparagement Party hereby represents to each Party that it, in each case has not engaged in any of the actions and communications described in the foregoing prior to the date hereof.

7.

Each Party acknowledges and understands that there is a risk that subsequent to the execution of this Termination Agreement, each Party may discover, incur or suffer Released Claims that were unknown or unanticipated at the time of the execution of this Termination Agreement, and which, if known on the date of the execution of this Termination Agreement, might have materially affected such Party’s decision to enter into and execute this Termination Agreement. Each Party further agrees that by reason of the releases contained herein, each Party is assuming the risk of such unknown Released Claims and agrees that this Termination Agreement applies thereto.

8.	Each Party acknowledges and agrees that it is familiar with Section 1542 of the Civil Code of the State of California (“Section 1542”), which provides as follows:

A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS THAT THE CREDITOR OR RELEASING PARTY DOES NOT KNOW OR SUSPECT TO EXIST IN HIS OR HER FAVOR AT THE TIME OF EXECUTING THE RELEASE, AND THAT IF KNOWN BY HIM OR HER, WOULD HAVE MATERIALLY AFFECTED HIS OR HER SETTLEMENT WITH THE DEBTOR OR RELEASED PARTY.

Execution Version

Each Party hereby waives and relinquishes any rights and benefits that such Party may have under Section 1542 or any similar statute or common law principle of any jurisdiction. Each Party acknowledges that it may hereafter discover facts in addition to or different from those that such Party now knows or believes to be true with respect to the subject.

9.

In order to enable CHP to pay any third party out-of-pocket expenses incurred by CHP in connection with its negotiation of, and performance under, the BCA, the Company shall pay the following fees (each, a “Termination Fee”) to CHP by wire transfer of immediately available funds to the account(s) specified in writing by CHP around the time such Termination Fee comes due if, and only if, following the date hereof, the Company or its parent or subsidiary entities issues and sells shares of the Company’s preferred stock in exchange for aggregate gross proceeds actually received of at least $12,000,000 (excluding amounts deemed received upon conversion of any convertible securities, and excluding any indebtedness) by May 2, 2022 (or such later date as the Company receives $12,000,000 so long as, prior to May 2, 2022, the Company has received binding commitments to invest by one or more investors of at least $12,000,000 in the aggregate, such commitments (i) indicating that such investors have the required capital and are ready, willing and able to invest such funds as of May 2, 2022 and (ii) creating a binding obligation upon such investors to invest such funds on or prior to May 2, 2022 upon the Company’s request (it being further provided that any failure to so fund upon the Company’s request will cause the corresponding commitment to retroactively be deemed to have not met the requirements of this Section 9)):

a.	$2,000,000, such payment to be made within five (5) days of the date on which the gross proceeds are received; and

b.	$1,500,000, such payment to be made not later than June 30, 2022.

10.

If any term or other provision of this Termination Agreement is invalid, illegal or incapable of being enforced by any rule of law, or public policy, all other conditions and provisions of this Termination Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated by this Termination Agreement are not affected in any manner materially adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the Parties shall negotiate in good faith to modify this Termination Agreement so as to effect the original intent of the Parties as closely as possible in a mutually acceptable manner in order that the transactions contemplated by this Termination Agreement be consummated as originally contemplated to the fullest extent possible.

11.

This Termination Agreement shall be governed by, and construed in accordance with, the Laws of the State of Delaware applicable to contracts executed in and to be performed in such State. Any Action arising out of or relating to this Termination Agreement shall, to the fullest extent permitted by applicable Law, be heard and determined exclusively in the Court of Chancery of the State of Delaware; provided that if jurisdiction is not available in such court, then any such Action may be brought in any federal court located in the State of Delaware or any other Delaware state court. To the fullest extent permitted by applicable Law, the Parties hereby (a) irrevocably submit to the exclusive jurisdiction of the aforesaid courts for themselves and with respect to their respective properties for the purpose of any Action arising out of or relating to this Termination Agreement brought by any Party and (b) agree not to commence any such Action except in the courts described above in Delaware, other than any Action in any court of competent jurisdiction to enforce any

Execution Version

judgment, decree or award rendered by any such court in Delaware as described herein. To the fullest extent permitted by applicable Law, each of the Parties hereby irrevocably and unconditionally waives, and agrees not to assert, by way of motion or as a defense, counterclaim or otherwise, in any Action arising out of or relating to this Termination Agreement, (i) any claim that it is not personally subject to the jurisdiction of the courts in Delaware as described herein for any reason, (ii) that it or its property is exempt or immune from jurisdiction of any such court or from any legal process commenced in such courts (whether through service of notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment or otherwise) and (iii) that (A) the Action in any such court is brought in an inconvenient forum, (B) the venue of such Action is improper or (C) this Termination Agreement, or the subject matter hereof, may not be enforced in or by such courts. Each of the Parties hereby waives to the fullest extent permitted by applicable Law, any right it may have to a trial by jury with respect to any Action directly or indirectly arising out of or relating to this Termination Agreement. Each of the Parties (a) certifies that no Representative, agent or attorney of any other party has represented, expressly or otherwise, that such other party would not, in the event of any Action, seek to enforce that foregoing waiver and (b) acknowledges that it and the other Parties have been induced to enter into this Termination Agreement, as applicable, by, among other things, the mutual waivers and certifications in this Section 11.

12.

This Termination Agreement may be executed and delivered (including by facsimile or portable document format (.pdf transmission) in one or more counterparts, and by the different Parties in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement.

13.	This Termination Agreement may only be amended in writing by the Parties.

[Signature Page(s) Follow]

Execution Version

IN WITNESS WHEREOF, each of the Parties has caused this Termination Agreement to be duly executed on its behalf as of the day and year first above written.

CHP MERGER CORP.

By:	/s/ James T. Olsen
Name:	James T. Olsen
Title:	Chief Executive Officer

ACCELERATE MERGER SUB, INC.

By:	/s/ James T. Olsen
Name:	James T. Olsen
Title:	Chief Executive Officer

[Signature Page to Termination Agreement]

Execution Version

IN WITNESS WHEREOF, each of the Parties has caused this Termination Agreement to be duly executed on its behalf as of the day and year first above written.

INTEGRITY IMPLANTS INC.

By:	/s/ Chris Walsh
Name:	Chris Walsh
Title:	Chief Executive Officer

[Signature Page to Termination Agreement]

Execution Version

By signature hereof, each of the NonDisparagement Parties acknowledges and agrees to be bound by the provisions of Sections 6, and 10-13 of the Termination Agreement.

NonDisparagement Parties:

/s/ Joseph R. Swedish
Joseph R. Swedish

/s/ James T. Olsen
James T. Olsen

CONCORD MANAGEMENT SERVICES LLC

By:	/s/ James T. Olsen
Name:	James T. Olsen
Title:	Managing Partner

[Signature Page to Termination Agreement]